UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 28, 2012

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13615 (Commission File No.)	22-2423556 (IRS Employer Identification No.)

601 Rayovac Drive Madison, Wisconsin 53711 (Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 29, 2012, Spectrum Brands, Inc. (the “Company” or “Spectrum”) issued a press release announcing that it had satisfied and discharged its obligations under the indenture (the “Indenture”) governing its 12% Senior Subordinated Toggle Notes due 2019 (the “Notes”) after irrevocably depositing sufficient funds with U.S. Bank National Association, the trustee under the Indenture (the “Trustee”), to be applied toward the redemption of all remaining outstanding Notes by the Trustee on August 28, 2012.  Notwithstanding the satisfaction and discharge of the Notes and the Indenture, certain customary provisions of the Indenture relating to the compensation and indemnification of the Trustee and the application of trust money will survive. A copy of the press release issued by the Company relating to the satisfaction and discharge of the Notes and the Indenture is furnished hereto as Exhibit 99.1.

Item 8.01	Other Events.

The Company also announced the expiration, at midnight, New York City time, March 28, 2012, of its previously disclosed tender offer with respect to the Notes, and that it had accepted for purchase, pursuant to the tender offer, an aggregate principal amount of $87,856 of Notes which were validly tendered after March 14, 2012 at 5:00 p.m. New York City time but before the expiration of the tender offer.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Spectrum Brands

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS, INC.

By:	/s/ Nathan Fagre
Name: Nathan Fagre
Title: General Counsel and Secretary

Dated:  March 29, 2012